EXHIBIT 99.2

Duos Technologies Group, Inc. NasdaqCM:DUOT

FQ4 2021 Earnings Call Transcripts

Wednesday, March 30, 2022 8:30 PM GMT

Call Participants
EXECUTIVES Adrian G. Goldfarb Chief Financial Officer Charles Parker Ferry CEO & Director ANALYSTS Michael James Latimore Northland Capital Markets, Research Division

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

Presentation

Operator

Good afternoon. Welcome to Duos Technologies Fourth Quarter and Full Year 2021 Earnings Conference Call. Joining us for today's call are Duos CEO Chuck Ferry and CFO, Adrian Goldfarb.

Following their remarks, we will open the call for your questions. Then before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call. Now, I would like to turn the call over to Duos CEO Chuck Ferry. Sir, please proceed.

Charles Parker Ferry
CEO & Director

Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the fourth quarter and full year 2021 as well as other operational highlights. A copy of the press release is available in the Investor Relations section of our website. I encourage all listeners to view that release as well as our forthcoming 10-K filing with the SEC to better understand some of the details we'll be discussing during our call. Now let's get started.

The fourth quarter marked a strong finish to an eventful year. Looking at our financial results, Q4's revenue accounted for 45% of our total output for the year. This metric underlies what was a tale of 2 halves for the business, filled with both challenges and opportunities, in a year where we were turning the business around.

Based on my previous experience turning around both military and civilian organizations, it can sometimes feel like it's going too slow. But if you stick to it, you will make progress. Here at Duos, we are starting to make meaningful progress.

But first, let me discuss the challenges that we pushed through in 2021. Let's start off with the task of turning the business around, while simultaneously dealing with the effects of COVID-19, rising inflation and a problematic supply chain, which in turn caused delays in orders in the first half of 2021.

But Duos stuck to it and continue to execute on our turnaround plan. We have made significant technical and operational improvements. We have upgraded our staff and are now benefiting from the new team's talent, determination and teamwork.

We have deployed improved technical modifications into the field and delivered improved artificial intelligence, which is directly responsible for several new orders as we ended 2021 and started 2022, which includes orders with our existing Class 1 customers along with Toronto Transit Authority and Amtrak.

This, along with a successful capital raise this past February, puts us in a much improved position, with strong order book and with the capital that we need. As we look to the year ahead, I'm more confident than ever that the markets we address, want our solution. We have a team that can deliver on it, and we're in a good financial position.

I'm not saying, everything to turn this business around is done. There's still a ton of work to be done, and there are risks, but it is great to be able to discuss the good progress that we have made thus far. We will discuss more details about the business. So before I go any further, I'd like to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the quarter and the full year. Adrian?

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

Adrian G. Goldfarb
Chief Financial Officer

Thank you, Chuck, and good afternoon, everyone. My comments today will be broadly focused on our results for the fourth quarter and full-year ended December 31, 2021. I want to remind everyone of our income statement presentation changes that we implemented at the beginning of 2021.

As we've done for the past few quarters, we will be presenting two components to revenue. Technology systems, which records revenue from turnkey-engineered systems such as our Railcar Inspection Portal as well as AI software revenue and services and consulting, which primarily records recurring revenues from maintenance and support business, plus any consulting services that are undertaken.

Further, we also record all costs of delivering those revenues, including all the staffing related to those operations in production mode, plus associated overhead.

As previously discussed, we have been upgrading and expanding our overall technology capabilities, with a particular focus on AI as a key component of our overall product portfolio. Our average revenue per installation is now higher as a result of meeting the demand from our customers for increased function and capabilities.

In addition, our revenue mix will feature growth in our recurring revenue services and software, going forward. Now let's turn to the numbers. Total revenue for the fourth quarter was essentially unchanged at $3.72 million, compared to $3.78 million in the same period of 2020.

This amount represents an aggregate of approximately $3.12 million of technology systems revenue and $592,000 of recurring services and consulting revenue. The company's recurring services and consulting revenue is expected to increase our strategic investments in AI systems and infrastructure expand.

Total revenue for the year increased 3% to $8.26 million, compared to $8.04 million in the same period in 2020. This amount represents the aggregate of approximately $5.87 million of technology systems revenue and $2.39 million of recurring services and consulting revenue.

Performance during both periods was driven by new revenues being recorded after lengthy delays in receiving notices to proceed for anticipated new contracts in 2021, which pushed delivery dates into the second half of this year and into 2022.

As an additional note, although the industries in which we operate are showing signs of recovery from the delays incurred because of the COVID-19 pandemic, other macroeconomic effects are anticipated to impact our company. including inflation and the current supply chain issues, which are extending deadlines for shipment of key components used in Duos Technology systems. Because of this, some revenue may be recognized later in 2022 or into 2023.

That said, we believe our proactive changes in supply chain management have been successful in enabling us to deliver finished products on time. Barring any additional unforeseen global issues that further delay supply or affect customer execution, we fully expect to be able to steadily increase active contracts and expand clientele, moving forward in the coming year.

Before turning to costs and profitability, in future calls, I plan to discuss our contract commitments as this is becoming an increasingly important factor, as we move forward.

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

As I've mentioned on previous calls, traditionally, there has been a period from the time we are awarded a contract until a moment when that contract can be recognized as revenue. The length of time between contract award and revenue recognition is extending beyond what has been the norm due to the fact that our installations are becoming generally larger and more complex and further impacted by ongoing supply chain issues, which is a familiar theme for most technology companies.

We are also observing the increasing impact of inflation on components and contracted services on our cost structure, which are taking steps to -- which we are taking steps to mitigate, but which may still have an impact, going forward. I'm pleased to announce that we have started the year with the largest set of contract commitments in the company's history, which currently stands at approximately $19 million, much of which we expect to book this year.

We will endeavor to keep you informed of our progress on contract awards as an additional metric to track our progress towards our growth goals. With that in mind, let's discuss costs for the prior quarter and the full year.

Cost of revenues for the fourth quarter increased 9% to $3.1 million, compared to $2.83 million in the same period in 2020. Cost of revenues for the year increased 39% to $10.82 million, compared to $7.8 million in the same period last year.

The increase in cost of revenues for technology systems in Q4 and 2021 was driven by additional work being necessary for some of our existing installations, additional costs related to new deployments of undercarriage technology, supply chain disruptions and inflation. Cost of revenues also increased on services and consulting at a slightly higher rate than the increase in revenues.

This trend is expected to reverse in 2022 and beyond as more of our business comes from recurring revenue. This is focused on expanding support operations in 2022, in line with the expected increase in recurring revenue streams and expected higher gross margins.

To date, we have put a lot of investment into the business to be able to support a much higher revenue run rate, both in recurring and new business. The costs of this investment are not yet fully amortized over the existing business, though Q4 showed a preview of the expected increase in gross margins in future periods.

Gross margin for the fourth quarter decreased 35% to $618,000, compared to $951,000 in the period last year. The decrease in gross margin was driven by a decrease in recorded revenues and an increase in total cost to support those underlying revenues.

The main reason for the elevated level of cost is the result of additional development work being necessary on certain elements of our more complex installations as well as higher costs of materials due to supply chain disruptions and inflation as previously discussed.

The result and additional cost of revenues was partially offset by decreases in G&A expenses. We anticipate an improvement in the overall gross margin for the full year recording in 2022, with much of the improvement coming in the second half of the year, when ongoing contract revenues are recognized.

Gross margin for the year decreased to a loss of $2.56 million, compared to a profit of $236,000 in the same period last year. The decrease in gross margin was mainly the result of higher costs and certain delays related to supply chain issues.

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

Throughout 2021, the company experienced an increase in costs related to the [ revamp ] of our operations to support an anticipated increase in the number of new systems.

As previously mentioned, the main reason for the continuously elevated level of cost is the result of additional development work being necessary on certain elements of our more complex installations, as well as higher cost of materials due to supply chain disruptions and ongoing inflationary pressures.

The result in additional cost of revenues, while somewhat offset by decreases in G&A expenses, was not covered by a comparable increase in revenues as of the third quarter of 2021. However, these costs were offset by positive gross margins in the fourth quarter.

Turning to our costs. Operating expenses for the fourth quarter decreased 33% to $858,000, compared to $1.36 million in the same period last year. The decrease in operating expenses was driven by a 37% decrease in administration expenses and a 26% decrease in sales and marketing costs, partially offset by a modest increase in research and development costs.

Operating expenses for the year decreased 29% to $4.9 million, compared to $6.87 million in the same period last year. The decrease in operating expenses was the result of a 44% decrease in overall administration costs, offset by a 72% increase in sales and marketing.

The decrease was also partially due to the recording of a separation agreement in 2020, combined with other reductions in costs in the 2021 period as part of the restructuring of the business along with the transition to the new CEO.

Net loss for the fourth quarter totaled $250,000, compared to net loss of $426,000 in the same period last year. The improvement in net loss was primarily attributable to the decrease in operating expenses previously noted, partially offset by the aforementioned increase in total cost of revenues.

Net loss for the year 2021 totaled $6.01, million compared to a net loss of $6.75 million in the same period last year. Improvement in net loss is primarily attributable to the effect of the Paycheck Protection Plan loan forgiveness, which was offset by increases in project expenses as previously described.

Let's now discuss the balance sheet. We ended the year with approximately $894,000 in cash and cash equivalents, compared to $3.97 million on December 31, 2020. Subsequent to the year-end, in February 2022, the company conducted an underwritten public offering of its common stock, resulting in gross proceeds of approximately $5.5 million before expenses.

As of March 28, 2022, we had a pro forma cash position of approximately $5.7 million. At the present time, we have 12 months of operating cash flow without taking into consideration any anticipated new business. We believe our capital position will allow us to weather unexpected delays without significant operational impact and will enable us to pursue large projects that require major resource deployment.

We increased our working capital surplus after receiving the previously mentioned gross proceeds of approximately $5.5 million from the successful takedown of the [ shelf ] registration at [ 3 ], which gives us the capital required to finance the fundamental changes that we undertook in the last quarter of 2020 and throughout 2021.

Management continues to seek to eliminate certain costs that do not contribute to short-term revenue while focusing investments on products and services that we expect to bear fruit longer term. We are also prioritizing our management and staff to focus on having the skill sets necessary to deliver the work in our expanded order book.

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

During 2021, management reorganized our engineering and technical teams and selectively improved organizational efficiency to grow the business as the expected order flow increases in 2022. Going forward, we expect macroeconomic effects to continue to impact us, particularly current supply chain issues, which are extending deadlines for the shipment of key components used in our technology systems.

To combat these longer lead times to procure materials effectively, we believe it is critical to begin procuring ahead of formal contract awards. The recent cash injections have relieved the strain on our cash reserves and have given sufficient lead time necessary to implement and service our committed contracts as well as increase the number of open bids and prospective business opportunities on the horizon.

We continue executing the plan to grow our business and achieve profitability, and we do not believe that we will need to raise additional capital for operations for 2022. That said, we may do so to fund selective opportunities that may arise.

At this time, I'm pleased to announce that the going [indiscernible] disclosure that was made in the third quarter's 10-Q filing, has been resolved, and the company has sufficient cash to sustain at least 12 months of operations into the second quarter of 2023. I'd now like to provide an update on our financial projections before turning the call back over to Chuck.

During the fourth quarter of 2021, we were successful in closing several high-value contracts and are entering 2022 with a strong commitment of new contracts, currently representing approximately $16.5 million to $18 million in revenue to be recognized in calendar 2022.

Based on these contracts in backlog and near-term pending orders that are already performing or scheduled to be executed through the course of 2022, we are reiterating our previously-stated revenue expectations for fiscal year ending December 31, 2022.

We expect total revenue to range between $16.5 million and $18 million, representing an increase of 99% to 117% from 2021. We expect this improvement in operating results to be reflected over the course of the full year.

As a result of timing and other factors, we also expect revenues in the first quarter to sequentially decrease from the fourth quarter of 2021 before improving in later periods. That concludes my financial commentary. I'll now pass the call over to Chuck.

Charles Parker Ferry
CEO & Director

Thanks, Adrian. For the remainder of my remarks today, I'd like to provide an update on our strategy and the progress we're making within our 2022 operating plan. I will then provide a brief update on our outlook before turning it over for questions.

When I joined Duos roughly 18 months ago, one of the first tasks we performed was to assess the company's position in terms of commercial, operations, finance and personnel. From there, we spent the better part of 1.5 years implementing a plan, designed to turn the business around and make sure it is positioned to grow and scale.

We have made good progress, and we'll continue to improve on two key goals: First, deliver operational and technical excellence to our customers; and second, prioritize our product offerings and focus on a more profitable and sustainable go-to-market strategy. That with a view toward improving margins and increasing recurring revenue.

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

As we plan ahead and with our internal -- and with our initial turnaround efforts implemented, I believe it's appropriate to provide an updated roadmap, which reflects the significant progress we've made to date and also considers the current market environment.

Our strategy, going forward, is focused on 5 key areas: one, we will continue efforts to improve our technical and operational delivery, which will make [ cap ] customers that order more equipment and services. We will continue to add more recurring revenue through our services, maintenance and artificial intelligence offerings.

We will continue to keep our primary commercial focus in the rail sector, where we expect to add more work with existing customers, add new Class I and transit customers and then selectively bid on international opportunities and consider complementary, accretive M&A opportunities in an effort to improve our technical offerings and market reach.

We will add a second commercial focus this year by reinitiating our efforts into the logistics and intermodal industry with our existing automated logistics information system, also known as alis. We will continue to focus on recruiting and retaining top talent in a very competitive market space.

I'll now add further comments to these 5 major components of our strategy. Improving our technical and operational delivery. As I've stated many times before, at Duos, we are committed to achieving operational and technical excellence. We believe this approach leads to higher customer satisfaction and improved new-deal closure rates.

Improving technical and operational delivery is something we are never completely satisfied with and constantly seeking to improve. Within our artificial intelligence division, we are devoting additional resources to meet demand for more comprehensive algorithm development, including the hiring of additional internal staff and subject matter experts.

Our new teams, led by our Chief Technology Officer, Jeff Necciai, have made significant improvements, considerably increasing the [ inaccuracy ] of our algorithms while decreasing the time required to deploy those algorithms to new clients.

For context, as recently as 6 months ago, we could install a new Railcar Inspection Portal and it might take 12 to 18 months to deliver the first 10 to 15 algorithms. Now, I can confidently say that we can deliver our Railcar Inspection Portal and within 15 days, deliver the first 15 highly [ inaccurate ] algorithms.

Because of the hard choices we made to our staff -- to change our staff last year and incorporate new AI techniques, I believe we now offer the best-in-class railcar inspection artificial intelligence of anyone out there. We will make further investments in AI this coming year to make it even better.

As previously shared, in 2021, we transitioned a significant portion of our overseas vendor relationship back to the United States, which has also helped to reduce some supply chain challenges.

Several of our parts manufacturing vendors are right here in North Florida, where we get the benefit of collaborating with them face to face. The result of these close relationships is better quality control and factory acceptance testing as well as improved overall speed and quality.

Further, these relationships provide us with greater and sometimes preferred access to raw materials when they come in, which is particularly important in today's environment. While we are still encountering pricing pressures and extended lead times, we've noticed a considerable improvement in terms and delivery timelines.

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

Now, I'd like to touch on some of the current risks that our business faces and how we plan to address those areas to the extent that we are able. Historically, inflation hasn't, previously, been an issue, but that is now a reality of conducting business in today's environment. As to how that impacts Duos directly, consider that in most cases, our proposals often age 3 to 6 months before contract signature.

Anyone who's visited the grocery store in the last 6 months, could tell you that the prices of goods have increased noticeably in that time. The same logic applies to many of the parts and raw materials we need to order -- award these contracts. Combining supply chain delays with an inflationary market has created, logically, a dual negative impact.

Coupled together, these issues continue to raise costs and extend the timeline for procurement, manufacturing, installation, field maintenance and most importantly, people. Our response has been a combination of both inward- and outward-oriented initiatives that aim to keep a steady balance between absorbed costs and additional incoming revenue.

Inwardly, as Adrian noted, we recently secured additional working capital through an equity offering, which will allow us to more effectively pre-procure inventory to mitigate potential supply shortages.

We have also made good progress to standardize our solutions, components and subcomponents, which enables us to preorder inventory while reducing risks of ordering [ cards ] that can be used elsewhere, if a project fails to materialize at the late stages. Hourly, we are negotiating price increases with new and existing customers this year and are also including [ language general ] proposals and contracts that addresses price escalation concerns.

The good news is, with the work we've done to improve the overall quality of our solutions, we believe our customers will be amenable to increased prices for a better product.

Moving to our second focus area, which is to continue adding more recurring revenue through our services, maintenance and artificial intelligence offering. As a reminder, we derived recurring revenue from applications that incorporate AI, that automates physical inspections on mechanical equipment moving at high speed. As I just mentioned, we are continuing to invest in our AI operations to support this growth plan.

The recent contracts we've secured, both for new installations as well as upgrades to existing portals, include provisions for increased algorithm delivery, a trend we expect to continue, going forward.

From a high level, as we layer on additional services, increased maintenance work across a larger customer base and improve the quality, complexity and applications for our artificial intelligence offerings, we expect to achieve consistent profitable growth.

Moving to commercial updates in the rail sector. As I noted in my opening remarks, our primary commercial focus remains in the rail sector. Over the last few months, we've had several positive developments in this space, which I'd like to recap briefly.

In the second half of 2021, we secured a contract with a large Canadian transit agency for our automated -- Automatic Pantograph Inspection System or apis, marking the first strategic transit partner in Canada for Duos. The total contract value is valued at approximately $500,000, with installation expected by the middle of 2022.

In December, we were awarded a contract for an additional Rail Inspection Portal installation with our existing customer, CSX Transportation. This contract marks the third portal to be installed as part of our continued partnership with CSX. Planning, procurement and site surveys are in progress, and we expect a delivery date by the end of this summer.

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

Also, in January, we were awarded a $2.7 million contract with another existing Class 1 rail operator customer to deploy a Rail Inspection Portal in the U.S. side of the customer's Southwestern border operations. Contract includes a recurring revenue portion encompassing annually at renewable site maintenance and artificial intelligence services. Installation and development efforts are expected to be completed by early fall.

I am also pleased to report today that Duos Technologies Group, it received confirmation of a previously announced award with a master services agreement or MSA for thermal and vision scanner solutions from the National Railroad Passenger Corporation, also known as Amtrak. The MSA is in conjunction with an executed award to include issuance of a full notice to proceed to perform the services as offered therein.

The initial award is for approximately $9 million for the installation of two Railcar Inspection Portals to be located at Secaucus in Jersey. Additionally, the company has been awarded to supply maintenance services of the two portals for approximately $850,000 annually on a recurring basis.

These rail inspection portals will be specifically designed and built to meet certain Amtrak requirements for high-speed passenger rail applications. Installation is expected to begin in the latter part of 2022 and be completed in the first half of 2023. Moving to our secondary commercial focus, which is the logistics and intermodal industry.

Recently, we've renewed engagement opportunities for our Automated Logistics Information System or alis. As a reminder, alis automates and reduces personnel from gatehouse operations, where transport trucks enter and exit large logistics and intermodal facilities.

This solution incorporates a similar set of sensors, data processing and artificial intelligence to streamline logistics transactions and tracking while offer -- offering security and safety automation services.

We have already deployed the system with one large North American retailer, and we are currently responding to requests for proposals from several large retailers, railroad intermodal operators and select government agencies that manage logistics and border crossing points.

We are evaluating other solutions for moving vehicles, including aircraft, which could provide similar benefits, in terms of safety and efficiency, for required inspections as part of an operations process. These expansion opportunities serve as a reminder of the importance of developing and investing in our back-end artificial intelligence capabilities, as I previously discussed.

Moving to our final area of focus, and that is recruiting and retaining quality talent. In 2020 and 2021, we made significant changes to our senior management team, Board of Directors, software team, and other areas. As of today, we have a very deep and talented leadership team and employee workforce.

Getting to this point has required significant time and resources, but recruiting and retaining quality employees is one of the most crucial factors in the success of any company, including ours. In the current environment, attracting top talent has become more challenging.

To mitigate this over time, we plan to improve overall compensation and retention initiatives with the goal to be at or above market and be a competitive and attractive place to work, just as important as the managing of life/work balance in our current workforce.

Last year, while surging on certain installations, we worked our staff long hours of many weekends. We have made a goal to manage this better in the future, which is critical in retaining and caring for our workforce.

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

As we've mentioned previously, late last year, we completed the consolidation of our workforce to a new headquarters in Jacksonville, Florida, where we have close employee, vendor and community ties. This move took us from two disparate locations to one building, where we are now able to better collaborate face-to-face as one team and under one roof.

This new larger facility also offers improved spaces for manufacturing, engineering and testing. In addition to creating a more collaborative working environment, the facility has sufficient space for the company's anticipated expansion over the next 12 months.

In summary, we've entered 2022 with significant operating and sales momentum. Like the rest of our industry and many businesses throughout the global economy, we expect to continue dealing with inflationary and supply chain issues as well as lingering COVID-19 issues. Importantly aware, we are taking steps now in an effort to mitigate the impact on our ability to execute for our customers, our partners and our stakeholders in the future.

Our vision is to position Duos is a business that deploys cutting-edge technologies, that helps to transform precision railroading, logistics and intermodal transportation solutions. We believe that we have a strong pipeline of opportunities with our existing rail and logistics customers and that we expect will drive significantly improved financial results for 2022.

And with that, we're ready to open the call for your questions. Operator, please provide the appropriate instructions.

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

Question and Answer

Operator

[Operator Instructions] Our first question is from Mike Latimore with Northland Capital Markets.

Michael James Latimore
Northland Capital Markets, Research Division

Congratulations on the strong finish to the year on the Amtrak 8-K today. That was nice to...

Charles Parker Ferry
CEO & Director

Thanks, Mike. Appreciate it.

Michael James Latimore
Northland Capital Markets, Research Division

With regard to your guidance for the year, it sounds like the revenue guidance is basically tied to deploying customers you already have. It's not -- you don't need to win new business to hit your guidance. Is that right?

Charles Parker Ferry
CEO & Director

That's correct. Just to reiterate, we've got -- we're giving guidance and we previously released that guidance. $16.5 million to $18 million, and that is based on what is in contract right now and what we expect to deliver this year, based on those contracts.

Michael James Latimore
Northland Capital Markets, Research Division

And the sort of the diversity of the backlog, seems like it's improved. I mean, can you maybe characterize that a little bit as how that's played out over the last few quarters?

Charles Parker Ferry
CEO & Director

Yes. No, that's a great point. Last year, I believe in our filings, one of the risk areas we had identified was concentration. Obviously, we want to improve that. Last year, we were concentrated around 80% into one of our Class I customers.

That has been dramatically reduced. We're not concentrated into any one particular customer, any more than 20% or 30% with one of our largest customers, and the others have all been, if you will, kind of diluted. Obviously, our goal is to continue to expand that customer base and reduce that risk.

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

Michael James Latimore
Northland Capital Markets, Research Division

Got it. And in terms of the guidance, any color on the mix that you're expecting here? Obviously, the services business is -- most of that's recurring in builds, but any sort of general guidance on mix systems versus service here?

Charles Parker Ferry
CEO & Director

Yes. Generally, we've been kind of landing between -- previously, our mix, if you will, kind of 15% to 20% recurring, whereas 80% or so has been, kind of, one-time revenue.

As we get into the latter part of Q2, we should improve that percentage, and it should get well above that 20% mark as we -- particularly as we get into the latter part of the year and finish the installations, a lot of our services and maintenance contracts, as well as the recurring services now for the artificial intelligence algorithms that we're deploying. We'll definitely pump that number up even further.

Michael James Latimore
Northland Capital Markets, Research Division

And then you've highlighted the supply chain and inflation topic a few times. I guess, just to be clear, in terms of your ability to manage that, that comes with ordering key components earlier than you might have prior to this and that so far, that management of that has been relatively positive and gives you confidence in being able to install as expected this year?

Charles Parker Ferry
CEO & Director

Yes. Yes. For this year, we're in very good shape. Again, we're also identifying the supply chain as a risk. But as it stands right now, we're in good shape and I'm confident about being able to meet all of the procurement and manufacturing demands for those contracts, for that work that's in contract.

A lot of the long lead items that we've already put on order, a lot of our vendors are also being conservative, so that will give us a proper promised delivery date. We are beginning to see some of our long lead items come in earlier than those promised delivery dates. That doesn't mean that will hold.

But we are confident that we can -- from a supply chain management standpoint, take care of every -- all [ doors ] we have now. Again, we've moved just about -- I did a little bit [ dipstick ] check today, about 90% or more of our suppliers, right now, are from the United States, and we've got a little bit coming out of Canada and Europe.

So just about everything we're getting right now, is coming out of the U.S., which is very, very helpful for us in managing that aspect. Inflation, during the first half of 2021, was sort of hitting us, but not so bad. During the second half of 2021 and now, it's coming out a bit stronger. So that's something that we'll be addressing with our customers, of course, on a go-forward basis.

Michael James Latimore
Northland Capital Markets, Research Division

And then just last one. Do you have like a year-end employee headcount? And then, how might that expand this year?

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

Charles Parker Ferry
CEO & Director

Yes, we are -- because I also did a [ dipstick ] check on that. I think it was yesterday. We're at 68 employees, right, full-time employees, right now, that are in the business. Our plan and forecast for this year is, we make it as high as 74, 75-ish. But right now, we're pretty much at the head count threshold that can address that -- the current contracted work that we have right now.

Operator

[Operator Instructions] And our next question will come again from Mike Latimore with Northland Capital Markets.

Michael James Latimore
Northland Capital Markets, Research Division

I appreciate it. So the Amtrak 8-K, the -- it looks like the revenue per portal is a fair amount higher than average. I guess, can you just kind of go into that a little bit? And then what's the prospect for [indiscernible] either ?

Charles Parker Ferry
CEO & Director

So I want to be careful and respectful to Amtrak, they've given us some pretty clear guidance on what we can discuss, and that is, obviously, in my remarks and the 8-K that we released. I think it is fair to say that 8-K discusses that the portals that are being deployed, are very specific and meet some very specific requirements from Amtrak.

And those requirements are a bit different because it applies to their passenger railcars, along with the location and the complexity of the system. So outside of that, I don't want to go too much further into Amtrak. I got to respect for the guidance that they've given us.

Michael James Latimore
Northland Capital Markets, Research Division

Sure. That makes sense. And then in terms of the [ cost ], obviously, you have a strong backlog from current customers. What's the pipeline look like for new business, throughout the year? Is it potentially additional portals with current customers? Or are there a few, I don't know, new Class I rails in the mixer as potential new [ logos ]?

Charles Parker Ferry
CEO & Director

Yes, I'm pretty excited. I think we're going to have a pretty good mix this year. So we've got a pipeline, right now, that's probably got about $40 million to $50 million, overall, in it. Of course, all businesses maintain a pipeline that they hope they will hit. Ours is about $40 million to $50 million of potential opportunities.

Of that, about 1/3 of those opportunities are with current Class 1 customers that we currently have as customers. There's about another 1/3 with either new Class 1 customers. or new transit railroad customers. We've actually got our team up at a conference today, actually, up in Philadelphia, where both domestic and international transit railroads are actually presenting to a large conference.

Obviously, one of the things for -- everyone realizes that quite a bit of money has been earmarked. Infrastructure money has been earmarked towards the Department of Transportation and further earmark down into transit railroads. And we expect to be able to benefit from that -- some of that, and that is in our pipeline.

DUOS TECHNOLOGIES GROUP, INC. FQ4 2021 EARNINGS CALL | MAR 30, 2022

And then we have a very good pipeline of potential customers inside their in our Automated Logistics Information System. Surprisingly, obviously, we've got some large retailers that are in that pipeline. Some of them were -- we were in discussions with last year.

Again, I kind of pumped the brakes because I wanted to get ourselves sorted out for that, but they've come back to us. But we're also seeing interest from current either Class 1 or, I'll say, short-line operators for an Automated Logistics Information System to handle intermodal traffic that they have. So that's exciting for us. There is definitely a demand out there for this technology across the board, the way I see it.

Michael James Latimore
Northland Capital Markets, Research Division

Great. And then just last on the algorithms. You talked about getting -- having confidence that you get 15 up and running, and I think you said 15 days. By year end, how many sort of algorithms that can be used across a wide range of customers, might you have? Or what would be the plan for number of algorithms that you're in?

Charles Parker Ferry
CEO & Director

Yes. We currently got a menu of about 18 to 25 algorithms that have been developed specifically for Class 1 freight railcar inspection. The key thing to highlight there is that we've had some of these deployed or developed for a while as have other AI developers, but it's not really until the last, I would say, 8 months that we applied some new talented folks at it as well as some new techniques, which has now taken those algorithms and made them significantly more reliable, 95% or higher.

And that has now garnered the interest of the Class 1 railroads, where they are actively asking for waivers with Transport Canada and the Federal Rail Administration. Those are the regulators for this industry. And part of getting those waivers is the accuracy and maintenance of those algorithms. So that's an important thing that we're doing in support of our Class I partners, and we'll continue to support that.

Thanks, Mike. So with that, I don't see any more questions on the board. So we'd like to turn it back to the operator. We appreciate. We thank everybody for joining us. In particular, I know we had some of our shareholders on board, and we just want to thank you for attending today. Thank you.

Operator

Thank you. Before we conclude today's call, I would like to provide Duos' safe harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are made -- are based and could cause Duos Technologies Group -- Inc.'s actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in item 1A in Duos' annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos' filings with the SEC. Thank you for joining us today for Duos Technologies Group's 2021 Fourth Quarter and Full Year Conference Call. You may now disconnect.